Exhibit 10.22

REAL ESTATE PURCHASE CONTRACT

THIS REAL ESTATE PURCHASE CONTRACT (this “Contract”) is made as of the “Effective Date” defined in Section 1 below.

1.             Defined Terms:  When used in this Contract, the following capitalized terms shall have the indicated meanings:

Seller:	Westwick Apartments LLC, a Maryland limited liability company, which is the owner of the Property.

Purchaser:	Comstock Countryside, L.C., a Virginia limited liability company formed by Guarantor for the purpose of purchasing the Property.

Guarantor:	Comstock Homebuilding Companies, Inc., a Delaware corporation

Purchase Price:	Sixteen Million Dollars ($16,000,000), to be paid as follows: Cash at settlement.

Cash Payment:	One Hundred Thousand ($100,000), pursuant to Section 3.

Deposit:	Four Hundred Thousand Dollars ($400,000), pursuant to Section 3.

Feasibility Period:	None.

Closing:	Full settlement hereunder, including recordation of the deed of conveyance for the Property.

Closing Date:	February 28, 2005.

Property:

The premises located in the Town of Sterling (Loudoun County), Virginia known as “The Villas at Countryside” and more particularly described on Exhibit A attached hereto and made a part hereof, and all improvements, utilities, rights and easements appurtenant.

Escrow Agent:	Premier Title and Escrow.

Intermediary:	Continental Intermediary Corporation

Effective Date:	The last date that each party has in its possession fully-executed, counterpart originals of this Contract.

Other capitalized terms shall have the meanings ascribed to them elsewhere in this Contract.

2.             Agreement.  Seller agrees to sell and Purchaser agrees to purchase the Property on the terms provided in this Contract.

3.             Cash Payment and Deposit.  Purchaser has delivered $100,000 (the “Cash Payment”) to the Intermediary and Purchaser has delivered $400,000 (the “Deposit”) to Escrow Agent.

3.1          Cash Payment.  The Cash Payment has been earned by Seller in consideration for the execution and delivery of this Contract by Seller.  The Cash Payment shall not be refundable to Purchaser under any circumstances except for the willful failure of Seller to close.  In the event that the Closing does not timely occur for any reason whatsoever, the Intermediary shall act solely on the instructions of the Purchaser as to the disposition of the Cash Payment.  If the Closing does occur, however, the Cash Payment (together with the Deposit as provided in Section 3.2 below), shall be credited to the Purchase Price.

3.2          Deposit.  The Deposit shall be refunded to the Purchaser only if a default by Seller has occurred and Purchaser elects, pursuant to Sections 7, 8.3 or 11.3, to terminate this Contract.

4.             Payment of Purchase Price.  Subject to adjustments hereafter provided, the balance of the Purchase Price shall be delivered to Escrow Agent at Closing. Escrow Agent shall disburse the Purchase Price in accordance with Seller’s instructions, subject to adjustment as hereafter provided, at Closing, notwithstanding that the deed of conveyance may not have been recorded, it being understood by the parties that the Purchaser will procure “gap” coverage insuring title from and after the time of Closing, not the time of recording the deed.

5.             Termination During Feasibility Period.  There is no Feasibility Period or right of termination.

6.             Entry on the Property.  Subject to the rights of tenants at the Property and without unreasonable interference or disturbance of such tenants, Purchaser or its agents may enter on the Property from time to time upon at least two (2) business days oral notice to a designated representative of Seller to perform non-intrusive studies, tests or evaluations (a customary phase-I environmental review shall not be considered intrusive).  Seller shall have the right to have a representative present at all times during such studies, tests or evaluations and shall have the right to confirm that Purchaser has adequate insurance prior to Purchaser’s entry onto the Property.  Purchaser acknowledges that it or others on its behalf have completed most, if not all, tests on the Property which Purchaser desires to perform, and that any further tests to be performed by or on behalf of

Purchaser shall be minimal.  Purchaser shall promptly repair any damage to the Property caused by such entries and shall indemnify Seller against all loss, cost, damage or expense (including reasonable attorneys’ fees and costs of litigation) suffered by Seller as a result of such entries. The foregoing indemnification shall survive Closing or earlier termination of this Contract.

7.             Title.  Purchaser acknowledges that it has reviewed title to the Property and that Purchaser accepts the condition of title as it exists on the date (the “Title Examination Date”) of the title report already procured by or on behalf of Purchaser; provided, however, that Seller shall convey title to the Property in such condition at Closing; and provided, further that Seller shall remove at or before Closing any financing encumbrances incurred by Seller on the Property.  If the status of title on the Closing Date is not in the same condition as existed at Title Examination Date, Purchaser may (i) accept title in its current form and proceed to Closing or (ii) terminate this Contract, whereupon the Deposit shall be returned to Purchaser and both parties shall be relieved from all further liability hereunder except for Purchaser’s indemnification obligations under Sections 6 and 25 hereof.

8.             Representations, Warranties and Covenants of Seller.  Seller hereby represents, warrants and covenants to Purchaser that:

8.1          No Changes.  Seller shall maintain the Property in the same physical condition as existed on the Effective Date (reasonable wear, tear and casualty excepted) and shall not denude, excavate or otherwise commit waste on the Property.

8.2          Authority.  Seller has full right, power and authority to enter into, execute, acknowledge and deliver this Contract and to perform Seller’s obligations hereunder.

8.3          Representation or Warranty Untrue.  If any of the representations or warranties contained in this Section 8 shall be materially untrue on the Closing Date, Purchaser may (i) waive any objection thereto and proceed to Closing, or (ii) terminate this Contract, whereupon the Deposit shall be returned to Purchaser and both parties shall be relieved from all further liability hereunder except for Purchaser’s indemnification obligations under Sections 6 and 25 hereof.

8.4          DISCLAIMER.  EXCEPT AS SET FORTH ABOVE IN THIS SECTION 8, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, and pursuant to the provisions of Section 16 hereof, the property is being sold in its “AS and WHERE IS” condition, all as more specifically described in Section 16.

9.             Representations and Warranties of Purchaser.  Purchaser hereby represents, warrants and covenants to Seller that:

9.1          Authority.  Purchaser has full right, power and authority to enter into, execute, acknowledge and deliver this Contract and to perform Purchaser’s obligations hereunder.

9.2          No Bankruptcy.  No proceedings or actions are pending or threatened which might limit or impair Purchaser’s power to consummate the transactions contemplated by this Contract.  Without limiting the generality of the foregoing, there has not been filed by or against Purchaser a petition in bankruptcy or insolvency proceedings or for reorganization or the appointment of a receiver or trustee under state or Federal law.

9.3          Representation or Warranty Untrue.  If any of the representations or warranties contained in this Section 9 shall be materially untrue on the Closing Date, Seller may (i) waive any objection thereto and proceed to Closing, or (ii) terminate this Contract, whereupon the Deposit shall be paid to Seller as liquidated damages (the parties hereby acknowledging that the precise amount of damages suffered by Seller in the event of such a default by Purchaser would be difficult or impossible to determine) and both parties shall be relieved from all further liability hereunder except for Purchaser’s indemnification obligations under Sections 6 and 25 hereof.

10.          Closing; Closing Costs; Adjustments; Possessions.

10.1        Closing Date.  Closing shall occur on the Closing Date.

10.2        Closing Deliveries.

10.2.1   At Closing hereunder, Seller shall deliver to Purchaser (or to Escrow Agent for the benefit of Purchaser):

(1)           A good and sufficient special warranty deed duly executed and acknowledged by Seller conveying the Property to Purchaser;

(2)           An assignment and assumption of all of the service and maintenance contracts applicable to the Property in a form reasonably acceptable to Purchaser (the “Assignment and Assumption of Contracts”), assigning to Purchaser all service, maintenance and other contracts applicable to the Property and continuing in force in accordance with the respective terms thereof after the Closing Date (such assignment to contain mutual indemnification provisions for obligations under the respective service, maintenance and other contracts, with Seller indemnifying Purchaser for matters occurring prior to the Closing Date and with Purchaser indemnifying Seller for matters occurring from and after the Closing Date); provided, however, that, at the time of settlement, any and all property management agreements between Seller and any property manager shall, at the election of Seller or Purchaser, be terminated by Seller effective on or before the Closing Date, and provided further that Seller shall not be obligated to assign to Purchaser any such contract which, by its terms, cannot be assigned or which cannot be assigned without the consent of the other party thereto if Purchaser has not obtained such party’s consent;

(3)           An assignment and assumption of all of the leases applicable to the Property in a form reasonably acceptable to Purchaser (the “Assignment and Assumption of Leases”), assigning to Purchaser all leases and other occupancy agreements applicable to the Property (such assignment to contain mutual indemnification provisions for obligations under the respective leases with Seller indemnifying Purchaser for matters occurring prior to the Closing Date and with Purchaser indemnifying Seller for matters occurring from and after the Closing Date);

(4)           A sworn statement of Seller made under oath and under penalties of perjury that such party is not a “Foreign Person” and containing such information as shall be required by Internal Revenue Code Section 1445(b)(2) and the regulations issued thereunder, such statement to be in a form acceptable to Purchaser;

(5)           A certification that Seller’s representations and warranties provided in Section 8 hereof are accurate and complete as of the date of Closing in all material respects;

(6)           Such customary affidavits as Purchaser’s title company shall reasonably require; and

(7)           Any other documents reasonably required by this Contract.

10.2.2     At Closing hereunder, Purchaser shall deliver to Seller (or to Escrow Agent for the benefit of Seller):

(1)                                  The Purchase Price;

(2)                                  The Assignment and Assumption of Contracts;

(3)                                  The Assignment and Assumption of Leases; and

(4)                                  A certification that Purchaser’s representations and warranties provided in Section 9 hereof are accurate and complete as of the date of Closing in all material respects; and

(5)                                  Any other documents reasonably required by this Contract.

10.3        Tender of Performance.  The delivery to the Intermediary of the Cash Payment and to the Escrow Agent of the Deposit (without condition except as provided herein) and the delivery to the Escrow Agent of the balance of the Purchase Price and such other funds and/or documents as are required of Purchaser to effect the terms of this Contract shall be deemed good and sufficient tender of performance of the terms hereof by Purchaser. Delivery to Escrow Agent (without condition except as provided herein) of a duly executed and acknowledged special warranty deed with a covenant of further assurances conveying the Property to Purchaser, an affidavit in such form as is reasonably required by the applicable title company for issuance of a title policy meeting the requirements of Section 7, a certification that Seller’s representations and warranties provided in Section 8 hereof are accurate and complete as of the date of Closing, except as otherwise expressly disclosed therein, and such other documents as are required of Seller to effect the terms of this Contract shall be deemed good and sufficient tender of performance of the terms hereof by Seller.  Seller’s Closing proceeds shall be used to satisfy any financing encumbrances against the Property which are not satisfied at the time of Closing.

10.4        Closing Costs.  All transfer and recordation taxes, however characterized, shall be shared equally (50/50) by Seller and Purchaser.  All other expenses of Closing shall be the sole obligation of Purchaser, provided that each party shall pay its own legal fees.

10.5        Adjustments.

10.5.1   Taxes, general and special, and assessments for public improvements or utilities are to be apportioned as of the date of Closing according to a certificate of taxes issued by the taxing authority in the jurisdiction in which the Property is situated, or if no such certificate is available, in accordance with such other method of apportionment as is customary.

10.5.2   There shall be an adjustment at Closing for all rents and other income generated by the Property through the Closing Date; utility deposits; charges for sewer, water and other utilities; charges under any service, maintenance or other contracts applicable to the Property (excluding, however, any management agreements) and continuing in force after the Closing Date; and tenant security deposits (including statutory interest or other accrued interest under any applicable lease).

10.5.3   Such other charges, fees and expenses, if any, customarily prorated and adjusted in similar transactions shall be so prorated and adjusted at Closing.

10.6        Possession.  Seller agrees to give possession and occupancy of the Property to Purchaser at the time of Closing, subject to the rights of tenants and other occupants.

11.          Default.

11.1        Declaration of Default.  Upon any breach by either party in its performance of its obligations under this Contract, the non-defaulting party, may, by giving written notice to the defaulting party thereof, declare a default and exercise its rights under the following provisions under this Section 11.

11.2        Purchaser’s Default.  If Purchaser is the defaulting party, Seller’s sole and exclusive remedy shall, (i) in addition to the right to enforce Purchaser’s indemnification obligations under Sections 6 and 25 hereof and (ii) in addition to Seller’s rights under Section 12 hereof, be the right to terminate this Contract and declare a forfeiture of the Deposit as agreed upon liquidated damages, the parties hereby acknowledging that the precise amount of damages suffered by Seller in the event of a default by Purchaser would be difficult or impossible to determine. Except as provided in this Section 11.2; Seller hereby waives any and all other rights and remedies, at law or in equity, to which Seller may otherwise be entitled by reason of Purchaser’s default, including, but not limited to, any right at equity to seek specific performance of this Contract by Purchaser and any right at law to seek damages from Purchaser for its breach hereof.

11.3        Seller’s Default.  If Seller is the defaulting party, Purchaser shall, in addition to Purchaser’s rights under Section 12 hereof, be entitled to elect to either: (i) pursue an action for specific performance, or (ii) terminate this Contract, whereupon the Deposit shall be immediately returned to Purchaser and both parties shall have no further liability hereunder except for Purchaser’s indemnification obligations under Sections 6 and 25.

12.          Litigation.  Notwithstanding Section 11 or any other provision of this Contract, if any party resorts to litigation to enforce its rights under this Contract or if Escrow Agent initiates an interpleader action, Seller and Purchaser agree that (i) any judgment awarded to the prevailing party shall include all litigation expenses of the prevailing party, including, without limitation, actual attorney’s fees and court costs, and  (ii) Escrow Agent shall be entitled to recover from the party against whom judgment is entered its litigation expenses, including, without limitation, actual attorney’s fees and court costs.

13.          Brokerage.  Purchaser represents and warrants to Seller that, except with respect to Builder’s 1st Choice, engaged by Purchaser in connection with this transaction, who shall be paid by Purchaser at Closing in accordance with the terms of a separate agreement, it has not authorized any broker, agent or finder to act on its behalf nor does it have any knowledge of any broker, agent or finder purporting to act on its behalf in respect of this transaction.  Seller represents and warrants to Purchaser that it has not authorized any broker, agent or finder to act on its behalf nor does it have any knowledge of any broker, agent or finder purporting to act on its behalf in respect of this transaction. Seller and Purchaser hereby agree to indemnify, defend and hold harmless each other from and against any cost, expense, claim, liability or damage resulting from a breach of the representation and warranty contained in this Section 13.

14.          Notices.  All notices hereunder shall be in writing and shall be deemed given when delivered by facsimile with confirmation of receipt, or when delivered by hand, or upon delivery (or refusal to accept delivery) by national overnight delivery service, or upon receipt (or refusal to accept delivery) after mailing by certified U.S. mail, return receipt requested, first-class postage prepaid, to the parties hereto at their respective facsimile numbers and/or addresses set forth on Schedule 14, or at such other numbers or addresses of which either party may notify the other in accordance with the provisions hereof.

15.          Time.  Time is of the essence of all matters set forth in this Contract.

16.          Property Condition.  Purchaser agrees that the Property is being sold, and the Purchase Price reflects the sale of the Property in, its “AS IS” and “WHERE IS” condition and with all faults as of the Closing Date.  SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, WITH RESPECT TO THE PROPERTY, ITS NATURE, ITS PHYSICAL CONDITION, ITS ENVIRONMENTAL CONDITION, ITS SUITABILITY, USEFULNESS OR FITNESS FOR PURCHASER’S PURPOSES OR ANY PARTICULAR PURPOSE WHATSOEVER, ITS COMPLIANCE WITH, OR ITS OPERATION’S COMPLIANCE WITH, ANY LAWS, ORDINANCES, OR REGULATIONS, OR ANY OTHER MATTER WITH RESPECT TO THE PROPERTY.

17.          Casualty/Risk of Loss.  In the event that the Property is damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser in writing.  If the value of such damage or destruction, as reasonably estimated by Seller, is in excess of $320,000, then Purchaser may, by giving written notice to Seller within five (5) days after receipt of such notice from Seller, terminate this Contract, whereupon the Deposit shall be immediately returned to Purchaser and both parties shall have no further liability hereunder except for Purchaser’s indemnification obligations under Sections 6 and 25.  In the event that Purchaser shall fail to give notice of termination as and when required hereby or such casualty is estimated to be equal to or less than $320,000, then Purchaser shall be required to proceed to Closing under this Contract without reduction of the Purchase Price and all insurance proceeds, as well as all unpaid claims and rights in connection with such casualty, will be assigned to Purchaser at Closing.  Except as provided in this Section 17, Seller shall bear the risk of loss until Closing, regardless of whether the deed of conveyance is not recorded until later.

18.          Exhibits and Schedules.  Each of the exhibits and schedules attached to this Contract is incorporated herein by reference and made a substantive part hereof.

19.          Entire Agreement.  This Contract, together with all Exhibits and Schedules attached hereto, contains the entire agreement between the parties hereto and is intended to be an integration of all prior or contemporaneous agreements, conditions or undertakings between them; there are no promises, agreements, conditions, undertakings, warranties or representations (whether oral or written, express or implied) between them other than as herein set forth.

20.          Modification in Writing.    No change or modification of this Contract shall be valid unless in writing signed by both Seller and Purchaser; and no purported or alleged waiver of any provision hereof shall be valid or effective unless in writing signed by the party against whom it is sought to be enforced.

21.          Binding on Successors.     This Contract shall run with the Property and shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.  Either party may assign its rights under the Contract provided that (i) with respect to Purchaser, the assignee is controlling, controlled by or under common control with Purchaser, and (ii) the assignee of such rights assumes all of the obligations under this Contract of the assignor in a writing for the benefit of the other party to this Contract.  Any assignment of this Contract shall not operate to release the assignor.

22.          Survival  Except as otherwise expressly provided herein, the provisions hereof shall not survive the execution, delivery and recordation of the deed of conveyance and shall be merged therein.

23.          Saturdays, Sundays, Holidays and Traveler’s Advisories.  In the event the last day for giving notice or taking any action under this Contract falls on a Saturday, Sunday or Federal holiday or a day on which a travelers’ advisory shall have been issued for the Washington, D.C. Metropolitan Area by the United States Weather Service, then the last day for giving such notice or taking such action shall be extended until the next business day.

24.          Counterparts.  This Contract may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute but one Contract.

25.          Confidentiality.  Purchaser agrees that it will use and will cause its representatives, agents, and contractors to use all information and materials provided to Purchaser by Seller relating to the Property exclusively for the purpose of evaluating the purchase of the Property and will not, and will cause its representatives, agents and contractors to not, disclose any such information or materials to anyone other than those who need to know in order to assist Purchaser in evaluating its purchase of the Property.  Purchaser agrees to indemnify Seller from and against any liabilities, losses, claims, demands, costs or expenses (including reasonable attorney’s fees) incurred by Seller as a result of a breach by Purchaser or by its representatives, agents and contractors of this Section.  This Section shall survive the termination of this Contract.

26.          Section 1031 Exchange.  Seller and/or Purchaser (the “Exchanging Party”) may elect to consummate the sale or purchase of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to §1031 of the Internal Revenue Code of 1986, as amended (the “Code”), subject to the terms and conditions below.

26.1        Terms and Conditions.  In the event the Seller or Purchaser elects to consummate the sale of the Property as part of an Exchange:

26.1.1      the Exchanging Party shall effect the Exchange through an assignment of all the Exchanging Party’s rights (but not its obligations) under this Contract to a qualified intermediary;

26.1.2      the other party (the “Non-Exchanging Party”) shall not be required to take an assignment of the purchase agreement for the replacement or relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange;

26.1.3      the Exchanging Party shall pay any additional costs that would not otherwise have been incurred by the parties had the Exchanging Party not consummated its purchase through the Exchange; and

26.1.4      the Non-Exchanging Party shall not incur any expense, loss, liability or obligation as a result of or in connection with the Exchange.

26.2        No Affect on Rights of Non-Exchanging Party.  The Non-Exchanging Party shall not by this Contract or acquiescence to the Exchange have its rights under this Contract affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the Exchanging Party that the Exchange in fact complies with §1031 of the Code.

27.          Indemnification Relating to Jade.  The parties acknowledge that Seller entered into a Real Estate Purchase Contract (the “Prior Contract”) with Jade Realty Company (“Jade”) pursuant to which Seller agreed to sell and Jade agreed to purchase the Property on the terms and conditions provided in the Prior Contract, and that simultaneously with the execution and delivery of this Contract the Prior Contract is being terminated by the mutual agreement of the Seller and Jade.  In consideration for the Seller’s willingness to terminate the Prior Contract and to enter into this Contract instead, and for other valuable consideration, the Purchaser agrees to indemnify and hold harmless Seller against and from any loss, cost, damage or expense (including reasonable attorneys’ fees and costs of litigation) suffered by Seller as a result of a breach by Jade of, or Jade’s failure to perform any or all of Jade’s indemnification obligations set forth in, Sections 6, 13 and 25 of the Prior Contract.  The provisions of this Section 27 shall survive the Closing or the earlier termination of this Contract.

[Signatures appear on following two pages.]

IN WITNESS WHEREOF, and intending to be legally bound the undersigned parties have duly executed this Contract under seal on the dates indicated below beneath their respective signatures.

SELLER

WESTWICK APARTMENTS LLC, a
Maryland limited liability company

By:	EQUITY INVESTMENTS, INC., a
Maryland corporation

By:	/s/ Douglas Margerum
Douglas Margerum
President

Date:	2/4/2005

[Signatures continue on the next page.]

PURCHASER

COMSTOCK COUNTRYSIDE, L.C.
A Virginia limited liability company

By:	Comstock Homebuilding Companies, Inc.
A Delaware corporation
It’s Manager

By:	/s/ Christopher Clemente
Christopher Clemente
Chief Executive Officer

Date:	2/4/2005

Exhibits

A	Legal Description of the Property

Schedules

14	Notice Addresses

SCHEDULE 14

NOTICE ADDRESSES

To Seller:	c/o Mr. Douglas Margerum
Equity Properties, Inc.
13900 Laurel Lakes Avenue, Suite 240
Laurel, Maryland 20707
301.953.2366
301.953.2866 (fax)

To Purchaser:	Mr. Christopher Clemente
Comstock Countryside, L.C.
11465 Sunset Hills Road, Suite 510
Reston, Virginia 20190
703 883-1700
703-760-1520 (fax)

To Escrow Agent:	Premier Title and Escrow
Attn: Julie Grant
8221 Old Courthouse Road, Suite 300
Vienna, Virginia 22182
703-442-0001
704-790-8665 (fax)

To Intermediary:	Continental Intermediary Corporation
Attn: Julie Gibison
913 S. Charles St.
Baltimore, Maryland 21230
410-837-0022
410-625-4725 (fax)

EXHIBIT A

[Legal Description]

All that certain lot or parcel of land situate and lying in Loudoun County, Virginia, and more particularly described as follows:

Beginning at an iron pipe set in the westerly right-of-way of Triple Seven Road, Route 777, said pipe being in the southerly line of Parcel A, Section T-2-B, CountrySide.

THENCE, departing Parcel A, Section T-2-B, CountrySide and running with said westerly right-of-way of Triple Seven Road, S 16 degrees 35’ 38” E, 215.28 feet to an iron pipe set at the convergence of Route 777 and Westwick Court (50’ wide).

THENCE, departing Route 777 and running with Westwick Court the following courses and distances:

39.27 feet along the arc of a curve to the right, said curve having a radius of 25 feet, a central angle of 90 degrees 00” 00” a chord which bears S 28 degrees 24’ 22” W, 35.36 feet to an iron pipe set;

S 73 degrees 24’ 22” W, 62.55 feet to an iron pipe set;

22.39 feet along the arc of a curve to the right, said curve having a radius of 25 feet, a central angle of 51 degrees 19’ 04” a chord which bears N 80 degrees 56’ 06” W, 21.65 feet to an iron pipe set;

271.31 feet along the arc of a curve to the left, said curve having a radius of 55 feet a central angle of 282 degrees 38’ 08” a chord which bears S 16 degrees 35’ 38” E, 68.75 feet to an iron pipe set;

22.39 feet along the arc of a curve to the right, said curve having a radius of 25 feet, a central angle of 51 degrees 19’ 04” a chord which bears N 47 degrees 44’ 50” E, 21.65 feet to an iron pipe set;

N 73 degrees 24’ 22” E, 62.55 feet to an iron pipe set;

39.27 feet along the arc of a curve to the right, said curve having a radius of 25 feet, a central angle of 90 degrees 00’ 00” a chord which bears S 61 degrees 35’ 38” E, 35.36 feet to an iron pipe set in the westerly right-of-way line of Triple Seven Road, Route 777.

THENCE, leaving Westwick Court and running with the westerly right-of-way line of Triple Seven Road, Route 777, S 16 degrees 35’ 38” E, 20.03 feet to an iron pipe set in the line of N/F Davis.

THENCE, departing the said westerly right-of-way line of Triple Seven Road, Route 777 and running with N/F Davis, S 37 degrees 42’ 06” W, 536.04 feet to an iron pipe found, said point being a corner to Parcel M-1, Countryside.

THENCE, departing N/F Davis and running with said Parcel M-1, and with the same line extended, a portion of Parcel C-2A1, CountrySide N 61 degrees 43’ 34” W, 309.83 feet to a point, a corner to Parcel C-2A1, CountrySide Commercial.

THENCE, continuing with said Parcel C-2A1, CountrySide Commercial, the following courses and distances:

N 06 degrees 07’ 24” W, 253.75 feet to a Chiseled Crow’s Foot on the concrete base of a Light Pole;

N 18 degrees 26’ 06” E, 41.11 feet to an iron pipe found;

N 11 degrees 18’ 35” W, 149.03 feet to an iron pipe set in the line of CountrySide, Section T-2-A.

THENCE, departing said Parcel C-2A1, CountrySide Commercial and running with CountrySide Section T-2-A, and with the same line extended, Section T-2-B, CountrySide, N 73 degrees 36’ 35” E, 571.44 feet to the point of beginning.

Containing 6.8728 acres of land more  or less.

Tax Map Nos.	PIN:	Tax Map Nos.	PIN:
/64/A12////P1/	029-40-6765-000	/64/A12////P2/	029-40-5243-000
/64/A12////P3/	029-40-3852-000	/64/A12////P4/	029-40-3364-000
/64A12////P5/	029-40-3475-000	/64/A12////P6/	029-40-3690-000
/64/A12////P7/	029-40-5394-000	/64/A12////P8/	029-40-7293-000
/64/A12////P9/	029-40-4780-000	/64/A12////P10/	029-40-4765-000